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                                                                       EXHIBIT 8




                               __________, 1995



The Foothill Group, Inc.
11111 Santa Monica Boulevard
Los Angeles, CA 90025

     Re:  Agreement and Plan of Reorganization by and among
          The Foothill Group, Inc. and Norwest Corporation
          ------------------------------------------------

Gentlemen:

     We have acted as counsel to The Foothill Group, Inc. ("Foothill"), a Delaware corporation, in connection with the proposed merger (the "Merger") of a newly formed wholly owned subsidiary ("Sub") of Norwest Corporation ("Norwest"), a Delaware corporation, with and into Foothill, pursuant to the terms of the Agreement and Plan of Reorganization dated as of May 15, 1995 (the "Reorganization Agreement") by and among Foothill and Norwest and the Agreement of Merger dated as of __________ __, 1995 (the "Merger Agreement" and together with the Reorganization Agreement, the "Agreements") by and among Foothill and Sub, each as described in the Registration Statement on Form S-4 to be filed by Norwest with the Securities and Exchange Commission on ________ __, 1995 (the "Registration Statement"). This opinion is being rendered pursuant to your request. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Agreements.

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Agreements, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied upon certain written representations and covenants of Norwest and Foothill, which are annexed hereto. Any such representations or covenants subsequently determined to be inaccurate or otherwise false shall cause this opinion to be revoked ab initio.

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.
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     Based upon and subject to the foregoing, we are of the opinion that the
Merger will, under current law, constitute a tax-free reorganization under
Section 368(a) of the Code, and Norwest and Foothill will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

     As a tax-free reorganization, the Merger will have the following Federal income tax consequences to Foothill and the holders of Foothill Common Stock and Foothill Preferred Stock who exchange such stock in the Merger.

     1. No gain or loss will be recognized by holders of no par value Foothill common stock ("Foothill Common Stock") or Foothill Series A Convertible Preferred Stock ("Foothill Preferred Stock") as a result of the exchange of such shares for shares of Norwest common stock, $1-2/3 par value ("Norwest Common Stock") pursuant to the Merger, except that gain or loss will be recognized on the receipt of cash, if any, received in lieu of fractional shares. Any such cash received by a shareholder of Foothill will be treated as received in exchange for such shares and not as a dividend. Any gain or loss recognized as a result of the receipt of such cash will be capital gain or loss equal to the difference between the cash received and the portion of the shareholder's basis in Foothill Common Stock or Foothill Preferred Stock allocable to such fractional shares provided the shareholder held such stock as a capital asset at the time of the Merger.

     2. The tax basis of the shares of Norwest Common Stock received by each shareholder of Foothill will equal the tax basis of such shareholder's shares of Foothill Common Stock or Foothill Preferred Stock (reduced by any amount allocable to share interests for which cash is received in lieu of fractional shares) exchanged in the Merger.

     3. The holding period for the shares of Norwest Voting Common Stock received by each shareholder of Foothill will include the holding period for the shares of Foothill Common Stock or Foothill Preferred Stock of such shareholder exchanged in the Merger, provided the shareholder held such stock as a capital asset at the time of the Merger.

     4. Foothill will not recognize gain or loss solely as a result of the Merger.

     Except as set forth above, we express no opinion as to the tax consequences to any party, whether Federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Agreements, including but not limited to the conversion of any outstanding options to acquire Foothill Common Stock into Norwest Voting Common Stock.

     This opinion is being furnished only to you in connection with the Merger and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent, provided, however, that this opinion may be quoted and summarized in the Registration Statement.

                           Very truly yours,